FIRST AMENDMENT TO SUPPLY CHAIN CONSULTING AGREEMENT

This First Amendment to Supply Chain Consulting Agreement ("Amendment") is made as of September 14, 2019 by and between ZIVO BIOSCIENCE, INC., a Nevada corporation (the “Company”), and AEGLE PARTNERS 2 LLC, a Michigan limited liability company (“Consultant”).

RECITALS:

A.The Company and Consultant previously entered into that certain Supply Chain Consulting Agreement, dated as of February 27, 2019, as amended (the “Consulting Agreement”).

B.The parties desire to modify the Consulting Agreement in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Consulting Agreement.

2.Section 2(a) of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

“Fees. The Company shall pay Consultant Twenty-Five Thousand Dollars ($25,000) upon the execution of this Agreement and the Company shall pay Consultant an additional Twenty-Five Thousand Dollars ($25,000.00) on or before the date six (6) weeks after the Effective Date (the “Start-Up Fees”). In addition, within ten (10) days after a closing on a Development Project, the Company shall pay Consultant Three Hundred Thousand Dollars ($300,000.00). Following the closing of a Development Project, the Company shall also pay Consultant an on-going monthly fee of Fifty Thousand Dollars ($50,000.00) on the first day of each month during the following consecutive twenty-four (24) months of the Term. For purposes hereof, the “closing of a Development Project” means the date that as a result of the Consultant’s efforts on behalf of the Company, the Company is able, financially and otherwise, to proceed with engineering and construction of algae production facilities, processing, or warehousing facilities and supply chain development, or related business combinations rendering an equivalent outcome (in reasonable determination of the Company), for the production, processing transport, compliance, marketing, and resale of its proprietary algae biomass.”

3.Section 2(b) of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

“Warrants for Common Stock. Within ten (10) days after the closing of a Development Project, the Company shall issue to Consultant a cashless warrant with a five-year term to purchase nineteen million (19,000,000) shares of the Company’s common stock at an exercise price of $0.10 per share. The number of shares issued subject to the warrant and the exercise price shall be adjusted by the Company in the event of any stock split, recapitalization, merger, or other event affecting the capitalization of the Company so that Consultant is entitled upon the exercise of the warrant to the same pro-rata percentage of shares at the time of the stock issue as that represented by the warrant prior to the event requiring the adjustment. In no event shall Consultant be entitled to more than one such warrant under this Agreement, regardless of how many closings of Development Projects or other similar events occur.”

4.Except as otherwise modified herein, the Consulting Agreement shall remain in full force and effect consistent with its terms. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Copies (photographic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as though such copy was an original.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Supply Chain Consulting Agreement as of the date first above written.

CONSULTANT:
AEGLE PARTNERS 2 LLC, a Michigan limited liability company

By:	/s/ Arthur B. Hudson
Arthur B. Hudson, Jr., Managing Member

COMPANY:
ZIVO BIOSCIENCE, INC., a Nevada corporation

By:	/s/ Andrew A. Dahl
Name:	Andrew A. Dahl
Its:	CEO